Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Stock Incentive Plan, as amended, of Bottomline Technologies, Inc. of our reports dated August 28, 2020, with respect to the consolidated financial statements and financial statement schedule of Bottomline Technologies, Inc. (formerly known as Bottomline Technologies (de), Inc.) and the effectiveness of internal control over financial reporting of Bottomline Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 10, 2021